News Release
For Release: Immediately

Contact:    Paul S. Feeley
                 Senior Vice President, Treasurer &
                     Chief Financial Officer
                   (617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE QUARTER ENDED
JUNE 30, 2010

SOMERVILLE, MASSACHUSETTS, July 21, 2010 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the quarter ended June 30, 2010 was $739 thousand and that net income available to common shareholders for the quarter ended June 30, 2010 was $585 thousand, or $0.37 per diluted share, as compared to net income of $298 thousand and net income available to common shareholders of $145 thousand, or $0.10 per diluted share, for the comparable prior year quarter.

The Company’s increase in net income was primarily attributable to an increase in net interest and dividend income of $787 thousand and a decrease in non-interest expenses of $170 thousand, partially offset by a $250 thousand increase in the provision for loan losses and a $260 thousand increase in income tax expense.

For the quarter ended June 30, 2010, net interest and dividend income totaled $4.6 million, compared to $3.8 million for the quarter ended June 30, 2009.  This increase was primarily the net result of a decline in interest expense of $1.1 million, partially offset by a $343 thousand decline in interest income.  The net interest rate spread and the net interest margin were 3.38% and 3.63%, respectively, for the quarter ended June 30, 2010 compared to 2.52% and 2.83%, respectively, for the quarter ended June 30, 2009.  The improvement in these ratios was primarily the result of a 79 basis point decrease in the cost of funds mainly due to aggressive liability management.  During the quarter ended June 30, 2010, the yield on interest-earning assets increased by 7 basis points primarily due to a $19.9 million decrease in the average balance of short-term investments, partially offset by a 13 basis point reduction in the yield on mortgage loans.  The average balance of short-term investments declined as management utilized short-term investments to fund deposit withdrawals and maturing Federal Home Loan Bank advances.  Short-term investments are typically lower-yielding earning assets, which have the effect of lowering the overall yield on total earning assets.  Therefore, the $19.9 million reduction in short-term investments during the quarter ended June 30, 2010 served to increase the overall yield on earning assets for the quarter. The reduced yield on mortgage loans was due to an increase in residential loans and a decrease in commercial real estate and construction loans as management refocused its lending emphasis in the current market environment in an effort to reduce risk and increase regulatory capital ratios in accordance with the Company’s business plan.

(continued)

    The provision for loan losses for the quarter ended June 30, 2010 totaled $300 thousand compared to a provision for loan losses of $50 thousand during the quarter ended June 30, 2009.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at June 30, 2010.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions, regulatory considerations, or other factors.

Non-interest income totaled $528 thousand for the quarter ended June 30, 2010 compared to $534 thousand during the quarter ended June 30, 2009.  The decrease of $6 thousand was primarily due to a $107 thousand decrease in the gain on sales of loans due to decreased loan sale activity during the three months ended June 30, 2010, partially offset by a $43 thousand increase in net gains from the sales or write-downs of investment securities, a $39 thousand increase in third party brokerage income, and a $15 thousand increase in deposit fees.  The net gains from the sales or write-downs of investment securities for the quarter ended June 30, 2010 included $108 thousand of impairment write-downs on two equity securities which management determined to be other than temporarily impaired.

(continued)

The decrease in non-interest expenses of $170 thousand was primarily due to a decrease in Federal Deposit Insurance Corporation deposit insurance premiums, which totaled $140 thousand for the quarter ended June 30, 2010 compared to $341 thousand for the quarter ended June 30, 2009.  Included in the deposit insurance premiums for the quarter ended June 30, 2009 was a special assessment which totaled $270 thousand.

The effective income tax rate for the quarter ended June 30, 2010 was 33.5%, compared to an effective income tax rate of 27.3% for the same quarter of 2009.  The variance in the effective tax rate for the two periods was due to differences in management’s estimates of projected pre-tax income for each fiscal year.

Total assets were $526.7 million at June 30, 2010 compared to $542.4 million at March 31, 2010, which is a decrease of $15.7 million.  The decrease in total assets reflected strategic actions taken by management to reduce risk and increase capital ratios in accordance with the Company’s business plan, including the use of loan repayment, and investment maturity and repayment proceeds to fund certain maturing deposits and borrowings.  During the quarter ended June 30, 2010, short-term investments increased by $1.8 million and investment securities decreased by $4.8 million.  Total loans decreased by $12.7 million as commercial real estate and construction loans decreased by $5.0 million as management de-emphasized these types of lending as a result of the current market environment.  Residential and home equity loans decreased by $7.2 million, from $226.2 million at March 31, 2010 to $219.0 million at June 30, 2010 due to higher than expected residential loan payoffs.  Commercial and industrial loans decreased slightly, from $4.0 million at March 31, 2010 to $3.4 million at June 30, 2010.  Deposits decreased by $5.3 million due to a decrease in certificates of deposit of $6.5 million, partially offset by a net increase in core deposits of $1.2 million.  FHLB advances decreased by $11.0 million to $132.4 million at June 30, 2010 from $143.5 million at March 31, 2010 as maturing advances were not renewed but were instead funded with available cash.

(continued)

The net increase in stockholders’ equity from $45.1 million at March 31, 2010 to $45.5 million at June 30, 2010 was primarily due to net income of $739 thousand, partially offset by a $344 thousand decrease in accumulated other comprehensive income resulting from net decreases in the market values of available for sale securities, and $199 thousand of dividends paid to common and preferred shareholders.

The Company’s and the Bank’s capital ratios were as follows:

(contineud)

	June 30, 2010	March 31, 2010	Regulatory Threshold For Well Capitalized

Central Bancorp:

Tier 1 Leverage	9.54%	9.22%	5.0%
Tier 1 Risk-Based Ratio	14.73%	14.24%	6.0%
Total Risk-Based Ratio	15.71%	15.12%	10.0%

Central Co-operative Bank:

Tier 1 Leverage	8.38%	8.09%	5.0%
Tier 1 Risk-Based Ratio	12.96%	12.49%	6.0%
Total Risk-Based Ratio	13.94%	13.37%	10.0%

At June 30, 2010, non-performing assets totaled $7.4 million, or 1.40% of total assets, as compared to non-performing assets of $6.3 million, or 1.16% of total assets, at March 31, 2010.  While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $0 at June 30, 2010, compared to $60 thousand at March 31, 2010.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

(continued)

Central Bancorp, Inc.

	Central Bancorp, Inc.
	Consolidated Operating Data
	(In Thousands, Except Per Share Data)

	Quarter Ended
	June 30,
	2010	2009
	(Unaudited)
Net interest and dividend income	$4,635	$3,848

Provision for loan losses	300	50

Net gain from sales or write-downs
of investment securities	43	--

Gains on sales of loans	42	149
Other non-interest income	443	385
Non-interest expenses	3,752	3,922

Income before taxes	1,111	410

Provision for income taxes	372	112

Net income	$739	$298

Net income available to common shareholders	$585	$145

Earnings per common share:

Basic	$0.39	$0.10

Diluted	$0.37	$0.10

Weighted average number of
shares outstanding:
Basic	1,495	1,446

Diluted	1,585	1,450

Outstanding shares, end of period	1,667	1,640

	Consolidated Balance Sheet Data
	(In Thousands, Except Per Share Data)

	June 30 2010	March 31 2010
	(Unaudited)
Total assets	$526,747	$542,444
Short-term investments	14,038	12,208
Total investments	39,621	44,462
Total loans (1)	449,221	461,902
Allowance for loan losses	3,336	3,038
Other real estate owned	--	60
Deposits	333,912	339,169
Borrowings	132,440	143,469
Subordinated debentures	11,341	11,341
Stockholders' equity	45,463	45,113
Book value per common share	21.50	21.31
Book equity to assets	8.63%	8.32%
Non-performing assets to total assets	1.40	1.16

(1) Includes loans held for sale of $1,007 and $392 at June 30, 2010 and March 31, 2010, respectively.

	Selected Financial Ratios
	(In Thousands, Except Per Share Data)
	Quarter Ended
	June 30,
	2010	2009
	(Unaudited)
Return on average assets	0.55%	0.21%
Return on average equity	6.52	2.90
Interest rate spread	3.38	2.52
Net interest margin	3.63	2.83